UNIDYNE
CORPORATION


                              FOR IMMEDIATE RELEASE

CONTACT: Wayne Lorgus, President and Chief Financial Officer
UNIDYNE Corporation - (610) 363-8237
or
Brian Edwards, Jeff Lambert (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. - (616) 233-0500

UNIDYNE ANNOUNCES MANAGEMENT, BOARD CHANGES

     EXTON, Pennsylvania, January 24, 2000 - UNIDYNE Corporation (OTC-BB: UDYNC) today announced that Chairman and Chief Executive Officer C. Eugene Hutcheson and Chief Administrative Officer Charlotte Doremus resigned their posts as directors and officers, effective Friday, January 21, 2000. The Corporation named director Juan E. Cintron as interim chairman of the board. UNIDYNE expects to fill the two board seats vacated by Hutcheson and Doremus.

     UNIDYNE said Wayne R. Lorgus would remain as president and chief financial officer. Lorgus, who joined UNIDYNE in May 1999, will work closely with Colmen Capital Advisors Inc., a Wayne, Penn.-based firm retained in December 1999 to develop, institute and operate a business improvement program for UNIDYNE. Colmen Capital Advisors is a private investment-banking firm that provides advisory services in business turnarounds, financing, mergers and acquisitions, and strategic planning.

     UNIDYNE said it is negotiating with financial institutions to secure bridge financing within the next 60 days for working capital purposes. The Corporation said it would also seek additional long-term financing for working capital and growth initiatives. The Corporation has failed to make required minimum pension contributions and has significant unpaid tax liabilities, as well as unpaid self-funded medical benefits and has a significant amount of overdue obligations to trade creditors.

     "We have a tremendous amount of hard work ahead at UNIDYNE," interim Chairman Cintron said. "The board and senior management of UNIDYNE Corporation will be working closely with Colmen Capital to develop a workable business improvement plan. With the cooperation of our employees and creditors, we are confident that we can work our way back to financial health, building on the strength and reputation of our Dynamatic and Maxwell product lines."


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     The terms of the agreement reached with Doremus, Hutcheson, and their company, Capital Idea, Inc., provide that, in addition to their resignation, they will place the UNIDYNE common shares owned or controlled by them in a voting trust, voting powers over which will be exercised by an unrelated individual or financial institution, subject to Board approval. The agreement also provides that the term of the lease of the Corporation's headquarters from Capital Idea, Inc. will be shortened to end December 31, 2001; that the $572,917 in preferred dividends still owed to Capital Idea will be deferred and be paid not later than December 31, 2003; and that all outstanding and unexercised stock options granted to Doremus or Hutcheson will be cancelled. The Corporation does not anticipate taking any charge to earnings as a result of the agreement.

     The corporation did not agree to pay any severance or separation payments to Doremus or Hutcheson, nor did it agree to a specific date on which to pay other monies owed to Doremus, Hutcheson and/or Capital Idea of approximately $100,000 and a $350,000 promissory note to Capital Idea, on which the corporation is currently in default.

     Exton, Penn.-based UNIDYNE Corporation and its subsidiaries manufacture, sell, service and finance a variety of products, including vehicle emissions testing systems, specialized electric motors, and variable speed drives and controls. UNIDYNE also manufactures engine and chassis dynamometer testing systems for a variety of large industrial customers, primarily in the automotive and heavy equipment industries.

     The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the performance of the emissions testing industry, certain customer and affiliated companies, as well as other economic, competitive, governmental and technological factors involving the Corporation's operations, markets, services, products and prices.

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